Exhibit 99.1

CONSOLIDATED BALANCE SHEETS

December 31, (dollars in thousands)	2024	2023
Assets:
Cash and cash equivalents	$38,330	$60,887
Investment securities available-for-sale, at fair value	624,779	695,877

Loans:
Commercial and industrial	136,732	116,163
Secured by real estate:
Commercial mortgages	1,963,107	1,919,714
Residential mortgages	1,084,090	1,166,887
Home equity lines	36,468	44,070
Consumer and other	1,210	1,230
	3,221,607	3,248,064
Allowance for credit losses	(28,331)	(28,992)
	3,193,276	3,219,072
Restricted stock, at cost	27,712	32,659
Bank premises and equipment, net	29,135	31,414
Right-of-use asset - operating leases	18,951	22,588
Bank-owned life insurance	117,075	114,045
Pension plan assets, net	11,806	10,740
Deferred income tax benefit	36,192	28,996
Other assets	22,080	19,622
	$4,119,336	$4,235,900
Liabilities:
Deposits:
Checking	$1,074,671	$1,133,184
Savings, NOW and money market	1,574,160	1,546,369
Time	616,027	591,433
	3,264,858	3,270,986
Overnight advances	—	70,000
Other borrowings	435,000	472,500
Operating lease liability	21,964	24,940
Accrued expenses and other liabilities	18,648	17,328
	3,740,470	3,855,754
Stockholders' Equity:
Common stock, par value $0.10 per share: Authorized, 80,000,000 shares; Issued and outstanding, 22,595,349 and 22,590,942 shares	2,260	2,259
Surplus	79,731	79,728
Retained earnings	354,051	355,887
	436,042	437,874
Accumulated other comprehensive loss, net of tax	(57,176)	(57,728)
	378,866	380,146
	$4,119,336	$4,235,900

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31, (dollars in thousands, except per share data)	2024	2023	2022
Interest and dividend income:
Loans	$137,092	$127,866	$116,352
Investment securities:
Taxable	26,412	22,663	9,795
Nontaxable	3,826	4,954	8,063
	167,330	155,483	134,210
Interest expense:
Savings, NOW and money market deposits	45,254	32,164	7,180
Time deposits	27,509	19,267	5,296
Overnight advances	401	950	1,207
Other borrowings	20,947	16,237	4,814
	94,111	68,618	18,497
Net interest income	73,219	86,865	115,713
Provision (credit) for credit losses	359	(326)	2,331
Net interest income after provision (credit) for credit losses	72,860	87,191	113,382

Noninterest income:
Bank-owned life insurance	3,456	3,197	3,017
Service charges on deposit accounts	3,376	3,034	3,157
Net loss on sales of securities	—	(3,489)	—
Gain (loss) on disposition of premises and fixed assets	21	240	(553)
Other	5,215	3,354	6,242
	12,068	6,336	11,863
Noninterest expense:
Salaries and employee benefits	39,720	37,373	41,096
Occupancy and equipment	12,586	13,140	13,407
Merger expenses	1,161	—	—
Branch consolidation expenses	1,934	—	—
Other	12,763	13,546	12,523
	68,164	64,059	67,026
Income before income taxes	16,764	29,468	58,219
Income tax (benefit) expense	(312)	3,229	11,287
Net income	$17,076	$26,239	$46,932

Weighted average:
Common shares	22,527,300	22,550,562	22,868,658
Dilutive restricted stock units	121,393	82,609	99,895
Dilutive weighted average common shares	22,648,693	22,633,171	22,968,553

Earnings per share:
Basic	$0.76	$1.16	$2.05
Diluted	$0.75	$1.16	$2.04

Cash dividends declared per share	$0.84	$0.84	$0.82

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year Ended December 31, (in thousands)	2024	2023	2022
Net income	$17,076	$26,239	$46,932
Other comprehensive income (loss):
Change in net unrealized holding (losses) gains on available-for-sale securities	(1,362)	9,133	(83,835)
Change in funded status of pension plan	2,292	1,183	(8,176)
Change in net unrealized loss on derivative instruments	—	—	1,750
Other comprehensive income (loss) before income taxes	930	10,316	(90,261)
Income tax expense (benefit)	378	3,277	(27,807)
Other comprehensive income (loss)	552	7,039	(62,454)
Comprehensive income (loss)	$17,628	$33,278	$(15,522)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

					Accumulated
					Other
	Common Stock			Retained	Comprehensive
(dollars in thousands)	Shares	Amount	Surplus	Earnings	(Loss)/Income	Total
Balance, January 1, 2022	23,240,596	$2,324	$93,480	$320,321	$(2,313)	$413,812
Net income				46,932		46,932
Other comprehensive loss					(62,454)	(62,454)
Repurchase of common stock	(915,868)	(92)	(17,797)			(17,889)
Shares withheld upon the vesting and conversion of RSUs	(27,287)	(3)	(573)			(576)
Common stock issued under stock compensation plans	100,973	10	52			62
Common stock issued under dividend reinvestment and stock purchase plan	44,966	5	834			839
Stock-based compensation			2,466			2,466
Cash dividends declared				(18,656)		(18,656)
Balance, December 31, 2022	22,443,380	2,244	78,462	348,597	(64,767)	364,536
Net income				26,239		26,239
Other comprehensive income					7,039	7,039
Shares withheld upon the vesting and conversion of RSUs	(48,941)	(5)	(865)			(870)
Common stock issued under stock compensation plans	133,796	14	46			60
Common stock issued under dividend reinvestment and stock purchase plan	62,707	6	836			842
Stock-based compensation			1,249			1,249
Cash dividends declared				(18,949)		(18,949)
Balance, December 31, 2023	22,590,942	2,259	79,728	355,887	(57,728)	380,146
Net income				17,076		17,076
Other comprehensive income					552	552
Repurchase of common stock	(167,526)	(17)	(2,003)			(2,020)
Shares withheld upon the vesting and conversion of RSUs	(62,941)	(6)	(788)			(794)
Common stock issued under stock compensation plans	183,949	19	43			62
Common stock issued under dividend reinvestment and stock purchase plan	50,925	5	591			596
Stock-based compensation			2,160			2,160
Cash dividends declared				(18,912)		(18,912)
Balance, December 31, 2024	22,595,349	$2,260	$79,731	$354,051	$(57,176)	$378,866

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31, (in thousands)	2024	2023	2022
Cash Flows From Operating Activities:
Net income	$17,076	$26,239	$46,932
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for credit losses	359	(326)	2,331
(Credit) provision for deferred income taxes	(7,574)	(1,149)	670
Depreciation and amortization of premises and equipment	3,096	3,108	3,612
Amortization of right-of-use asset - operating leases	3,637	2,644	2,699
Gain on early termination of operating leases	(96)	—	—
Premium amortization on investment securities, net	2,436	2,227	1,578
Net loss on sales of securities	—	3,489	—
(Gain) loss on disposition of premises and fixed assets	(21)	(240)	553
Stock-based compensation expense	2,160	1,249	2,466
Accretion of cash surrender value on bank-owned life insurance	(3,456)	(3,197)	(3,017)
Pension expense (credit)	1,226	1,492	(129)
Decrease in other liabilities	(1,550)	(384)	(3,770)
Other increases in assets	(2,343)	(2,990)	(2,501)
Net cash provided by operating activities	14,950	32,162	51,424
Cash Flows From Investing Activities:
Available-for-sale securities:
Proceeds from sales	—	145,451	—
Proceeds from maturities and redemptions	74,228	56,413	45,054
Purchases	(6,928)	(220,911)	(69,562)
Proceeds from sales of loans held-for-sale	1,092	—	—
Net decrease (increase) in loans	24,431	61,555	(207,427)
Net decrease (increase) in restricted stock	4,947	(6,296)	(4,839)
Purchases of premises and equipment, net	(1,468)	(2,862)	(3,598)
Proceeds from disposition of premises and facilities held-for-sale	383	2,291	6,601
Proceeds from death benefit of bank-owned life insurance	576	—	—
Net cash provided by (used in) investing activities	97,261	35,641	(233,771)
Cash Flows From Financing Activities:
Net (decrease) increase in deposits	(6,128)	(193,648)	149,389
Net (decrease) increase in overnight advances	(70,000)	70,000	(125,000)
Proceeds from other borrowings	350,000	275,000	300,000
Repayment of other borrowings	(387,500)	(213,500)	(75,322)
Proceeds from issuance of common stock, net of shares withheld	(198)	(28)	263
Repurchase of common stock	(2,020)	—	(17,889)
Cash dividends paid	(18,922)	(18,918)	(18,591)
Net cash (used in) provided by financing activities	(134,768)	(81,094)	212,850
Net (decrease) increase in cash and cash equivalents	(22,557)	(13,291)	30,503
Cash and cash equivalents, beginning of year	60,887	74,178	43,675
Cash and cash equivalents, end of period	$38,330	$60,887	$74,178
Supplemental Cash Flow Disclosures:
Cash paid for:
Interest	$92,782	$64,319	$17,142
Income taxes	7,798	3,676	11,610
Operating cash flows from operating leases	3,605	3,072	4,148
Noncash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	—	1,280	18,386
Cash dividends payable	4,734	4,744	4,713
Bank premises transferred to held-for-sale	—	—	2,407
Loans transferred from portfolio to held-for-sale	1,006	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of The First of Long Island Corporation and its wholly-owned subsidiary, The First National Bank of Long Island, and subsidiaries wholly-owned by the Bank, either directly or indirectly, FNY Service Corp. and The First of Long Island REIT, Inc. (“REIT”). The Corporation’s financial condition and operating results principally reflect those of the Bank and its subsidiaries. The consolidated entity is referred to as the “Corporation,” and the Bank and its subsidiaries are collectively referred to as the “Bank.” All intercompany balances have been eliminated.

The accounting and reporting policies of the Corporation reflect banking industry practice and conform to generally accepted accounting principles (“GAAP”) in the United States. The following is a summary of the Corporation’s significant accounting policies.

In preparing the consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported asset and liability balances, revenue and expense amounts, and the disclosures provided, including disclosure of contingent assets and liabilities, based on available information. Actual results could differ significantly from those estimates. Information available which could affect these judgements include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers.

Cash and Cash Equivalents

Cash and cash equivalents include cash and deposits with other financial institutions that generally mature within 90 days. Net cash flows are reported for customer loan and deposit transactions.

Investment Securities

Current accounting standards require that investment securities be classified as held-to-maturity (“HTM”), available-for-sale (“AFS”) or trading. The trading category is not applicable to any securities in the Bank's portfolio because the Bank does not buy or hold debt or equity securities principally for the purpose of selling in the near term. HTM securities, or debt securities which the Bank has the intent and ability to hold to maturity, are reported at amortized cost, net of allowance for credit losses (“ACL” or “allowance”), if any. AFS securities, or debt securities which are neither HTM securities nor trading securities, are reported at fair value, with unrealized gains and losses, net of the related income tax effect, included in other comprehensive income (loss) (“OCI”). Equity securities, if any, are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.

Interest income includes amortization or accretion of purchase premium or discount. Premiums and discounts on securities are amortized or accreted using the level-yield method. Prepayments are anticipated for mortgage-backed securities. Premiums on municipal securities are amortized to the earlier of the stated maturity date or the first call date, while discounts on municipal securities are accreted to the stated maturity date. Realized gains and losses on the sale of securities are determined using the specific identification method.

Management measures expected credit losses on HTM debt securities, if any, on a collective basis by major security type. Accrued interest receivable on HTM debt securities is excluded from the estimate of credit losses.

For AFS securities in an unrealized loss position, management first evaluates whether it has the intent to sell or would otherwise be required to sell before the recovery of amortized cost, and then whether the decline in fair value has resulted from an actual or estimated credit loss event. Management considers the extent to which fair value is less than amortized cost, changes to the rating of the security, and adverse conditions specifically related to the security. If this assessment indicates that a credit loss is likely, management then assesses whether it has the intent to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost and determines the present value of cash flows expected to be collected from the security as compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, an allowance is recorded for the estimated credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance is recognized in OCI. Accrued interest receivable on AFS securities is excluded from the estimate of credit losses.

Loans Held-for-Sale

Loans held-for-sale are carried at the lower of cost or fair value. Any subsequent declines in fair value below the initial carrying value are recorded as a valuation allowance established through a charge to noninterest income.

Loans and Allowance for Credit Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost, net of the ACL. Amortized cost is the principal balance outstanding plus or minus net deferred loan costs and fees. Accrued interest receivable is reported in “Other assets” on the consolidated balance sheets and is excluded from the estimate of credit losses. Interest on loans is credited to income based on the principal amount outstanding. Direct loan origination costs, net of loan origination fees, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

The past due status of a loan is based on the contractual terms in the loan agreement. Unless a loan is well secured and in the process of collection, the accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest payments. The accrual of interest income on a loan is also discontinued when it is determined that the borrower will not be able to make principal and interest payments according to the contractual terms of the current loan agreement. When the accrual of interest income is discontinued on a loan, any accrued but unpaid interest is reversed against current period income. Interest received on nonaccrual loans is applied to the outstanding principal balance until the loans qualify for return to an accrual status, if ever. Return to an accrual status occurs when all the principal and interest amounts contractually past due are brought current and all future payments are reasonably assured.

The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the Bank’s loan portfolio. The ACL is established through provisions for credit losses charged against income. When available information confirms that specific loans, or portions thereof, are uncollectible, these amounts are charged against the ACL, and subsequent recoveries, if any, are credited to the ACL.

Management identifies loans in the Bank’s portfolio that must be individually evaluated for loss due to disparate risk characteristics. For loans individually evaluated, an allowance is estimated based on either the fair value of collateral or the discounted value of expected future cash flows. In estimating the fair value of real estate collateral, management utilizes appraisals or evaluations adjusted for costs to dispose and a distressed sale adjustment, if needed. Estimating the fair value of collateral other than real estate is also subjective in nature and sometimes requires difficult and complex judgements. Determining expected future cash flows can be more subjective than determining fair values. Expected future cash flows could differ significantly, both in timing and amount, from the cash flows actually received over the loan’s remaining life. Individually evaluated loans are excluded from the estimation of credit losses for the pooled portfolio.

For loans collectively evaluated for credit loss, management segregates its loan portfolio into distinct pools, certain of which are combined in reporting loans outstanding by class of loans: (1) commercial and industrial; (2) small business; (3) multifamily; (4) owner-occupied; (5) other commercial real estate; (6) construction and land development; (7) residential mortgage; (8) revolving home equity; (9) consumer; and (10) municipal loans. Historical loss information from the Bank’s own loan portfolio from December 31, 2007 to present provides a basis for management’s assessment of expected credit losses. The choice of a historical look-back period that begins in 2007 covers an entire economic cycle and impacts the average historical loss rates used to calculate the final ACL. Due to the extensive loss data available, management selected the vintage approach to measure the historical loss component of credit losses for most of its loan pools. For the revolving home equity and small business pools, the lifetime PD/LGD (probability of default/loss given default) method is used to measure historical losses.

Modifications to borrowers experiencing financial difficulty are included in loans collectively evaluated for credit loss. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification. A charge to the allowance for credit losses is generally not recorded upon modification.

Management believes that the methods selected fairly reflect the historical loss component of expected losses inherent in the Bank’s loan portfolio. However, since future losses could vary significantly from those experienced in the past, on a quarterly basis management adjusts its historical loss experience to reflect current and forecasted conditions. In doing so, management considers a variety of general qualitative and quantitative factors (“Q-factors”) and then subjectively determines the weight to assign to each in estimating losses. Qualitative characteristics include differences in underwriting standards, policies, lending staff and environmental risks. Management also considers whether further adjustments to historical loss information are needed to reflect the extent to which current conditions and reasonable and supportable forecasts over a one year to two year forecasting horizon differ from the conditions that existed during the historical loss period. These quantitative adjustments reflect changes to relevant data such as changes in unemployment rates, gross domestic product (“GDP”), vacancies, average growth in pools of loans, delinquencies or other factors associated with the financial assets. The immediate reversion method is applied for periods beyond the forecasting horizon. The Bank’s ACL allocable to pools of loans that are collectively evaluated for credit loss results primarily from these qualitative and quantitative adjustments to historical loss experience. Because of the nature of the Q-factors and the degree of judgement involved in assessing their impact, management’s resulting estimate of losses may not accurately reflect current and future losses in the portfolio.

The ACL is an amount that management currently believes will be adequate to absorb current expected credit losses in the Bank’s loan portfolio. The process for estimating credit losses and determining the ACL as of any balance sheet date is subjective in nature and requires material estimates. Actual results could differ significantly from those estimates.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Corporation, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment and Operating Leases

Land is carried at cost. Other bank premises and equipment are carried at cost less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method over their estimated useful lives, which range from 31 to 40 years. Building and leasehold improvements are depreciated using the straight-line method over the remaining lives of the buildings or leases, as applicable, or their estimated useful lives, whichever is shorter. The lives of the respective leases range from five years to fifteen years. Furniture, fixtures and equipment are depreciated using the straight-line method over their estimated useful lives, which range from three years to ten years. Premises and equipment held-for-sale, if any, is included in “other assets” on the Corporation’s consolidated balance sheets and carried at the lower of cost or fair value. Writedowns upon transfer to held-for-sale are included in “other noninterest expense” on the consolidated income statements. Fair value is based on an appraisal, where available, adjusted for estimated costs to sell.

The Bank determines if an arrangement is a lease at inception and recognizes a right-of-use (“ROU”) asset and lease liability at the commencement date based on the present value of lease payments over the lease term. As most of the Bank’s leases do not provide an implicit interest rate, the Bank uses its incremental borrowing rate to determine the present value of the lease payments. Leases with an initial lease term of 12 months or less are not recorded on the consolidated balance sheets. The Bank’s ROU asset and lease liability may include options to extend the lease when it is reasonably certain that the Bank will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

Bank-owned Life Insurance

The Bank is the owner and beneficiary of insurance policies on the lives of certain current and past employed officers. Bank-owned life insurance (“BOLI”) is recorded at the amount that can be realized under the contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement, if any.

Restricted Stock

The Bank is a member of and is required to own stock in the Federal Home Loan Bank of NY (“FHLBNY”) and the Federal Reserve Bank of NY (“FRBNY”). The amount of FHLBNY stock held is based on membership and the level of FHLBNY advances. The amount of FRBNY stock held is based on the Bank’s capital and surplus balances. These stocks do not have a readily determinable fair value, are carried at cost, classified as restricted stock and periodically evaluated for impairment based on the prospects for the ultimate recovery of cost. Cash dividends, if any, are reported as interest income on taxable investment securities.

Other Real Estate Owned

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated selling costs and is included in “other assets” on the consolidated balance sheets. Chargeoffs recorded at the time of acquisition are charged to the ACL. Subsequently, decreases in the property’s estimated fair value are charged to earnings and credited to a valuation allowance and recoveries in fair value are credited to earnings and charged to the valuation allowance. Such adjustments to earnings are included in other noninterest expense along with any additional property maintenance costs incurred in owning the property. Rental income received from tenants of other real estate owned is included in other noninterest income.

Long-term Assets

Premises and equipment, intangible assets, BOLI and other long-term assets, if any, are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, commercial letters of credit and standby letters of credit. The face amount of these items represents the exposure to loss, before considering collateral held or ability to repay. The Bank estimates credit losses on off-balance sheet credit exposures by considering the likelihood of an outstanding commitment converting into an outstanding loan and applying an estimate of expected lifetime credit losses used on similar portfolio segments, unless the obligation is unconditionally cancellable by the Bank. The ACL on off-balance sheet credit exposures is recorded in the line item “Accrued expenses and other liabilities” in the consolidated balance sheets and totaled $449,000 and $590,000, respectively, at December 31, 2024 and 2023. The ACL is adjusted through a provision for credit loss which is included in the line item “other noninterest expense” in the consolidated statements of income and amounted to ($141,000), $169,000 and ($71,000) in 2024, 2023 and 2022, respectively. Off-balance sheet credit instruments are recorded on the balance sheet when they are funded or drawn down.

Derivatives

At the inception of a derivative contract, the Corporation designates the derivative as one of three types based on the Corporation's intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge"), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"), or (3) an instrument with no hedging designation ("non-designated derivative"). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item is attributable to the hedged risk, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is recorded in OCI and is reclassified into earnings in the same period during which the hedged transaction affects earnings. The changes in the fair value of a derivative that is not designated is recorded currently in earnings, as noninterest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income or noninterest expense. Cash flows from hedges are classified in the consolidated statements of cash flows in the same manner as the items being hedged.

The Corporation formally documents the relationship between derivatives and hedged items, as well as the risk management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Corporation also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in cash flows of the hedged item. The Corporation discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in cash flows of the hedged item, the derivative is settled or terminated, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm or treatment of the derivative as a hedge is no longer appropriate or intended.

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as interest expense. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in OCI are amortized into earnings over the same periods which the hedged transactions will affect earnings.

Income Taxes

A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not considered. The Corporation recognizes interest and/or penalties related to income tax matters in noninterest income or noninterest expense as appropriate.

Retirement Plans

Pension expense is the sum of service cost, interest cost, amortization of actuarial gains and losses and plan expenses, net of the expected return on plan assets and participant contributions. The service cost component of pension expense is included in salaries and employee benefits on the consolidated statements of income. All other components of pension expense are included in other noninterest income. Employee 401(k) plan expense is equal to the amount of the Corporation’s matching contributions and is included in salaries and employee benefits in the consolidated statements of income.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Operating Segments

While the chief decision-makers monitor the revenue streams of the Bank’s various products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the financial operations of the Bank are aggregated in one reportable operating segment.

Investment Services

Assets held in a fiduciary capacity are not assets of the Corporation and, accordingly, are not included in the accompanying consolidated financial statements. The Bank records investment services fees on the accrual basis.

Reclassifications

When appropriate, items in the prior year financial statements are reclassified to conform to the current period presentation.

Earnings Per Share

The Corporation calculates basic and diluted earnings per share (“EPS”) using the treasury stock method. Basic EPS excludes the dilutive effect of outstanding restricted stock units (“RSUs”) and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if outstanding RSUs were converted into shares of common stock that then shared in the earnings of the Corporation. Diluted EPS is computed by dividing net income by the weighted average number of common shares and dilutive RSUs. There were 21,329, 101,480 and 33,017 RSUs excluded from the calculation of EPS at December 31, 2024, 2023 and 2022, because their inclusion would be anti-dilutive. Other than the RSUs described in “Note I – Stock-Based Compensation,” the Corporation has no securities that could be converted into common stock nor does the Corporation have any contracts that could result in the issuance of common stock.

Stock-based Compensation

The Corporation’s stock-based compensation plans are described in “Note I – Stock-Based Compensation.” Compensation cost is determined for RSUs issued to employees and non-employee directors based on the grant date fair value of the award.

Compensation expense for RSUs is recognized over the applicable performance or service period, which is usually the vesting period. Compensation expense is adjusted at the end of the performance period, if applicable, to reflect the actual number of shares of the Corporation’s common stock into which the RSUs will be converted. The Corporation accounts for forfeitures as they occur.

Comprehensive Income

Comprehensive income (loss) includes net income and OCI. OCI includes revenues, expenses, gains and losses that under GAAP are included in comprehensive income but excluded from net income. OCI for the Corporation consists of net unrealized holding gains or losses on AFS securities and derivative instruments and changes in the funded status of the Bank’s defined benefit pension plan, all net of related income taxes. Accumulated OCI is recognized as a separate component of stockholders’ equity.

The following sets forth the components of accumulated OCI, net of tax:

		Current
	Balance	Period	Balance
(in thousands)	12/31/2023	Change	12/31/2024
Unrealized holding loss on available-for-sale securities	$(49,809)	$(1,033)	$(50,842)
Unrealized actuarial loss on pension plan	(7,919)	1,585	(6,334)
Accumulated other comprehensive loss, net of tax	$(57,728)	$552	$(57,176)

The components of OCI and the related tax effects are as follows:

(in thousands)	2024	2023	2022
Change in net unrealized holding gains (losses) on available-for-sale securities:
Change arising during the period	$(1,362)	$5,644	$(83,835)
Reclassification adjustment for losses included in net income (1)	—	3,489	—
	(1,362)	9,133	(83,835)
Tax effect	(329)	2,887	(25,825)
	(1,033)	6,246	(58,010)
Change in funded status of pension plan:
Unrecognized net gain (loss) arising during the period	1,492	165	(8,176)
Amortization of net actuarial loss included in pension expense (2)	800	1,018	—
	2,292	1,183	(8,176)
Tax effect	707	390	(2,520)
	1,585	793	(5,656)
Change in unrealized loss on derivative instrument:
Amount of gain during the period	—	—	1,324
Reclassification adjustment for net interest expense included in net income (3)	—	—	426
	—	—	1,750
Tax effect	—	—	538
	—	—	1,212
Other comprehensive income (loss)	$552	$7,039	$(62,454)

(1)	Represents net realized losses arising from the sale of AFS securities, included in the consolidated statements of income in the line item “Net loss on sales of securities.” See “Note B – Investment Securities” for the income tax benefit related to these net realized losses, included in the consolidated statements of income in the line item “Income tax (benefit) expense.”
(2)	Represents the amortization of net actuarial loss relating to the Corporation's defined benefit pension plan. This item is a component of net periodic pension cost (see "Note J – Retirement Plans") and included in the consolidated statements of income in the line item "Other noninterest income."
(3)	Represents the net interest expense recorded from derivative transactions and included in the consolidated statements of income under “Interest expense.”

Adoption of New Accounting Standards

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07 "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures." The ASU requires incremental segment information disclosures, including disclosures of significant segment expenses that are regularly provided to the chief operating decision maker, a description of other segment items by reportable segment, and any additional measures of a segment's profit or loss used by the chief operating decision maker when deciding how to allocate resources. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted, and retrospective adoption is required for all prior periods presented. The adoption of the ASU for the year ended December 31, 2024 modified the Corporation’s disclosures but did not impact its financial position or results of operations. See “Note R – Segment Information” for disclosures required by ASU 2023-07.

Impact of Issued But Not Yet Effective Accounting Standards

The pronouncements discussed in this section are not intended to be an all-inclusive list, but rather only those pronouncements that could potentially have an impact on the Corporation’s financial position, results of operations or disclosures.

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which includes amendments that further enhance income tax disclosures, primarily through disaggregation of specific rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted, and may be applied prospectively or retrospectively. Other than the new disclosure requirements, ASU 2023-09 will not have an impact on the Corporation's consolidated financial statements.

NOTE B – INVESTMENT SECURITIES

The following tables set forth the amortized cost and estimated fair values of the Bank’s AFS investment securities at December 31, 2024 and 2023.

	2024
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
State and municipals	$151,909	$8	$(16,374)	$135,543
Pass-through mortgage securities	158,789	8	(29,357)	129,440
Collateralized mortgage obligations	166,014	595	(21,550)	145,059
SBA agency obligations	102,308	262	(1,143)	101,427
Corporate bonds	119,000	—	(5,690)	113,310
	$698,020	$873	$(74,114)	$624,779

	2023
State and municipals	$155,294	$317	$(11,990)	$143,621
Pass-through mortgage securities	165,734	—	(27,131)	138,603
Collateralized mortgage obligations	201,500	1,836	(21,074)	182,262
SBA agency obligations	126,228	331	(1,083)	125,476
Corporate bonds	119,000	—	(13,085)	105,915
	$767,756	$2,484	$(74,363)	$695,877

Small Business Administration ("SBA") agency obligations are floating rate, government guaranteed securities backed by $78.3 million of commercial mortgages and $23.1 million of equipment finance loans at December 31, 2024.

At December 31, 2024 and 2023, investment securities with a carrying value of $259.8 million and $203.9 million, respectively, were pledged as collateral to secure public deposits.

There were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of stockholders’ equity at December 31, 2024 and 2023.

There was no allowance for credit losses associated with the investment securities portfolio at December 31, 2024 or 2023.

Securities With Unrealized Losses. The following tables set forth securities with unrealized losses at December 31, 2024 and 2023 presented by length of time the securities had been in a continuous unrealized loss position.

	2024
	Less than		12 Months
	12 Months		or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Loss	Value	Loss	Value	Loss
State and municipals	$14,719	$(318)	$117,168	$(16,056)	$131,887	$(16,374)
Pass-through mortgage securities	9,364	(179)	119,191	(29,178)	128,555	(29,357)
Collateralized mortgage obligations	3,726	(33)	92,366	(21,517)	96,092	(21,550)
SBA agency obligations	—	—	83,439	(1,143)	83,439	(1,143)
Corporate bonds	—	—	113,310	(5,690)	113,310	(5,690)
Total temporarily impaired	$27,809	$(530)	$525,474	$(73,584)	$553,283	$(74,114)

	2023
	Less than		12 Months
	12 Months		or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Loss	Value	Loss	Value	Loss
State and municipals	$29,522	$(719)	$95,725	$(11,271)	$125,247	$(11,990)
Pass-through mortgage securities	2,361	(1)	134,558	(27,130)	136,919	(27,131)
Collateralized mortgage obligations	—	—	102,528	(21,074)	102,528	(21,074)
SBA agency obligations	98,879	(1,083)	—	—	98,879	(1,083)
Corporate bonds	—	—	105,915	(13,085)	105,915	(13,085)
Total temporarily impaired	$130,762	$(1,803)	$438,726	$(72,560)	$569,488	$(74,363)

Following is a discussion of unrealized losses by type of security, none of which are considered impaired at December 31, 2024.

State and Municipals

At December 31, 2024, approximately $131.9 million of state and municipal bonds had an unrealized loss of $16.4 million. Substantially all the state and municipal bonds are considered high investment grade and rated Aa2/AA- or higher. The unrealized loss is primarily attributable to changes in interest rates and illiquidity and not credit quality. The issuers continue to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

Pass-through Mortgage Securities

At December 31, 2024, pass-through mortgage securities of approximately $128.6 million had an unrealized loss of $29.4 million. These securities were issued by U.S. government and government-sponsored agencies and are considered high investment grade. The unrealized loss is attributable to changes in interest rates and not credit quality. The issuers continue to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

Collateralized Mortgage Obligations

At December 31, 2024, collateralized mortgage obligations of approximately $96.1 million had an unrealized loss of $21.6 million. These securities were issued by U.S. government and government-sponsored agencies and are considered high investment grade. The unrealized loss is attributable to changes in interest rates and not credit quality. The issuers continue to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

SBA Agency Obligations

At December 31, 2024, SBA agency obligations of approximately $83.4 million had an unrealized loss of $1.1 million. These securities were issued by the SBA, a U.S. government agency and are considered high investment grade. The unrealized loss is attributable to changes in interest rates and not credit quality. The issuer continues to make timely principal and interest payments on the bonds. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. The fair value is expected to recover as the bonds approach maturity.

Corporate Bonds

At December 31, 2024, approximately $113.3 million of corporate bonds had an unrealized loss of $5.7 million. The corporate bonds represent senior unsecured debt obligations of six of the largest U.S. based financial institutions, including JPMorgan Chase, Bank of America, Citigroup, Goldman Sachs, Morgan Stanley and Wells Fargo. Each of the corporate bonds has a stated maturity of ten years and matures in 2028. The bonds reprice quarterly based on the ten year constant maturity swap rate.

Each of the financial institutions is considered upper medium investment grade and rated A3 or higher. The unrealized loss is attributable to changes in credit spreads and interest rates and the illiquid nature of the securities. The Bank does not have the intent to sell these securities, nor is it likely that it will be required to sell the securities before their anticipated recovery. Each of these financial institutions has diversified revenue streams, is well capitalized and continues to make timely interest payments. Management evaluates the quarterly financial statements of each company to determine if full payment of principal and interest is in doubt and does not believe there is any impairment at December 31, 2024.

Sales of AFS Securities. Sales of AFS securities were as follows:

(in thousands)	2024	2023	2022
Proceeds	$—	$145,451	$—

Gains	$—	$—	$—
Losses	—	(3,489)	—
Net gain (loss)	$—	$(3,489)	$—

Income tax benefit related to the net realized losses was $1.1 million in 2023 and is included in the consolidated statements of income in the line item “Income tax (benefit) expense.”

Sales of HTM Securities. The Bank did not have any securities classified as HTM in 2024, 2023 or 2022.

Maturities. The following table sets forth by maturity the amortized cost and fair value of the Bank’s state and municipal securities and corporate bonds at December 31, 2024 based on the earlier of their stated maturity or, if applicable, their pre-refunded date. The remaining securities in the Bank’s investment securities portfolio are mortgage and asset-backed securities, consisting of pass-through mortgage securities, collateralized mortgage obligations and SBA agency obligations. Although these securities are expected to have substantial periodic repayments they are reflected in the table below in aggregate amounts.

(in thousands)	Amortized Cost	Fair Value
Within one year	$1,403	$1,397
After 1 through 5 years	138,656	131,981
After 5 through 10 years	40,201	36,546
After 10 years	90,649	78,929
Mortgage and asset-backed securities	427,111	375,926
	$698,020	$624,779

NOTE C – LOANS

The following table sets forth the loans outstanding by class of loans for the periods indicated.

	At December 31,
(in thousands)	2024	2023
Commercial and industrial	$136,732	$116,163
Commercial mortgages:
Multifamily	848,558	857,163
Other	851,277	829,090
Owner-occupied	263,272	233,461
Residential mortgages:
Closed end	1,084,090	1,166,887
Revolving home equity	36,468	44,070
Consumer and other	1,210	1,230
	$3,221,607	$3,248,064

The following tables present the activity in the ACL for the years ended December 31, 2024, 2023 and 2022.

	Balance at			Provision (Credit) for	Balance at
(in thousands)	1/1/2024	Chargeoffs	Recoveries	Credit Losses	12/31/2024
Commercial and industrial	$2,030	$(938)	$67	$206	$1,365
Commercial mortgages:
Multifamily	6,817	(168)	—	2,085	8,734
Other	7,850	—	—	(253)	7,597
Owner-occupied	3,104	—	—	139	3,243
Residential mortgages:
Closed end	8,838	(1)	52	(1,782)	7,107
Revolving home equity	339	—	—	(70)	269
Consumer and other	14	(32)	—	34	16
	$28,992	$(1,139)	$119	$359	$28,331

	Balance at			Provision (Credit) for	Balance at
(in thousands)	1/1/2023	Chargeoffs	Recoveries	Credit Losses	12/31/2023
Commercial and industrial	$1,543	$(2,026)	$81	$2,432	$2,030
Commercial mortgages:
Multifamily	8,430	—	—	(1,613)	6,817
Other	7,425	—	15	410	7,850
Owner-occupied	3,024	—	—	80	3,104
Residential mortgages:
Closed end	10,633	(176)	—	(1,619)	8,838
Revolving home equity	362	—	—	(23)	339
Consumer and other	15	(8)	—	7	14
	$31,432	$(2,210)	$96	$(326)	$28,992

	Balance at			Provision (Credit) for	Balance at
(in thousands)	1/1/2022	Chargeoffs	Recoveries	Credit Losses	12/31/2022
Commercial and industrial	$888	$(511)	$154	$1,012	$1,543
SBA PPP	46	—	—	(46)	—
Commercial mortgages:
Multifamily	8,154	—	—	276	8,430
Other	6,478	—	—	947	7,425
Owner-occupied	2,515	—	—	509	3,024
Residential mortgages:
Closed end	11,298	(372)	—	(293)	10,633
Revolving home equity	449	—	—	(87)	362
Consumer and other	3	(1)	—	13	15
	$29,831	$(884)	$154	$2,331	$31,432

The provision recorded in 2024 was mainly due to chargeoffs and deterioration in current and forecasted economic conditions, including adjustments for rent stabilization status of multifamily properties, partially offset by declines in historical loss rates, allowances on individually evaluated loans, and loan balances. The credit provision recorded in 2023 was mainly due to improvements in historical loss rates, the economic forecasts of unemployment and GDP and other portfolio metrics and a decrease in outstanding mortgage loans, partially offset by net chargeoffs and allowances for individually evaluated loans. The provision recorded in 2022 was mainly due to an increase in outstanding mortgage loans, chargeoffs and deteriorating economic conditions, partially offset by lower historical loss rates.

Aging of Loans. The following tables present the aging of loans past due and loans in nonaccrual status by class of loans.

	December 31, 2024
	Past Due			Nonaccrual
(in thousands)	30-59 Days	60-89 Days	90 Days or More and Still Accruing	With an Allowance for Credit Loss	With No Allowance for Credit Loss	Total Past Due Loans & Nonaccrual Loans	Current	Total Loans
Commercial and industrial	$174	$96	$—	$—	$—	$270	$136,462	$136,732
Commercial mortgages:
Multifamily	—	—	—	1,190	—	1,190	847,368	848,558
Other	—	—	—	—	—	—	851,277	851,277
Owner-occupied	—	—	—	—	—	—	263,272	263,272
Residential mortgages:
Closed end	—	—	—	—	2,039	2,039	1,082,051	1,084,090
Revolving home equity	—	—	—	—	—	—	36,468	36,468
Consumer and other	—	—	—	—	—	—	1,210	1,210
	$174	$96	$—	$1,190	$2,039	$3,499	$3,218,108	$3,221,607

	December 31, 2023
Commercial and industrial	$73	$—	$—	$722	$—	$795	$115,368	$116,163
Commercial mortgages:
Multifamily	—	—	—	—	—	—	857,163	857,163
Other	1,624	—	—	—	—	1,624	827,466	829,090
Owner-occupied	—	—	—	—	—	—	233,461	233,461
Residential mortgages:
Closed end	1,389	—	—	—	331	1,720	1,165,167	1,166,887
Revolving home equity	—	—	—	—	—	—	44,070	44,070
Consumer and other	—	—	—	—	—	—	1,230	1,230
	$3,086	$—	$—	$722	$331	$4,139	$3,243,925	$3,248,064

At December 31, 2024, there was one residential real estate loan for which formal foreclosure proceedings are in process with an amortized cost of $844,000. This loan is included in the column "Nonaccrual - With No Allowance for Credit Loss" in the December 31, 2024 table above. The Bank did not hold any foreclosed residential real estate property at December 31, 2024. There were no loans in the process of foreclosure nor did the Bank hold any foreclosed residential real estate property at December 31, 2023 or 2022.

Accrued interest receivable from loans totaled $10.7 million and $10.4 million at December 31, 2024 and 2023, respectively, and is included in the line item “Other assets” on the consolidated balance sheets.

Loans to Directors and Executive Officers. At December 31, 2024 and 2023, loans outstanding to executive officers and directors, including their immediate families and companies in which they are principal owners, totaled $1.6 million.

Loan Modifications. From time to time, the Bank may modify the terms of loans to borrowers experiencing financial difficulty in the form of principal forgiveness, an interest reduction, an other-than-insignificant payment delay or a term extension. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. The Bank performs the evaluation under its internal underwriting policy.

The Bank did not modify the terms of any loans to borrowers experiencing financial difficulty during 2024, 2023 or 2022.

There were no modifications for which there was a payment default during 2024, 2023 and 2022 that were modified during the 12 month period prior to default. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

Risk Characteristics. Credit risk within the Bank’s loan portfolio primarily stems from factors such as changes in the borrower’s financial condition, credit concentrations, changes in collateral values, economic conditions, rent regulation and environmental contamination of properties securing mortgage loans. The Bank’s commercial loans, including those secured by real estate mortgages, are primarily made to small and medium-sized businesses. Such loans sometimes involve a higher degree of risk than those to larger companies because such businesses may have shorter operating histories, higher debt-to-equity ratios and may lack sophistication in internal record keeping and financial and operational controls. In addition, most of the Bank’s loans are made to businesses and consumers on Long Island and in the boroughs of New York City (“NYC”), and a large percentage of these loans are mortgage loans secured by properties located in those areas. The primary sources of repayment for residential and commercial mortgage loans include employment and other income of the borrowers, the businesses of the borrowers and cash flows from the underlying properties. In the case of multifamily mortgage loans, a substantial portion of the underlying properties are rent stabilized or rent controlled. These sources of repayment are dependent on the strength of the local economy.

Credit Quality Indicators. The Bank categorizes loans into risk categories based on relevant information about the borrower’s ability to service their debt including, but not limited to, current financial information for the borrower and any guarantors, payment experience, credit underwriting documentation, public records, due diligence checks and current economic trends. Management analyzes loans and classifies them using risk rating matrices consistent with regulatory guidance as follows.

Watch: The borrower’s cash flow has a high degree of variability and is subject to economic downturns. Liquidity is strained and the ability of the borrower to access traditional sources of credit is diminished.

Special Mention: The borrower has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention assets are not adversely classified and do not expose the Bank to risk sufficient to warrant adverse classification.

Substandard: Loans are inadequately protected by the current sound worth and paying capacity of the borrower or the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans have all the inherent weaknesses of those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, based on existing facts, conditions and values, highly questionable and improbable.

Risk ratings on commercial and industrial loans and commercial mortgages are initially assigned during the underwriting process and affirmed as part of the approval process. The ratings are periodically reviewed and evaluated based on borrower contact, credit department review or independent loan review.

The Bank's loan risk rating and review policy establishes requirements for the annual review of commercial real estate and commercial and industrial loans. The requirements include details of the scope of coverage and selection process based on loan-type and risk rating. The Bank reviews at least 80% of its commercial real estate loan portfolio on an annual basis and uses a third-party review firm as part of its credit quality monitoring program. Lines of credit are also reviewed annually at each proposed reaffirmation. The frequency of the review of other loans is determined by minimum principal balance thresholds and the Bank’s ongoing assessments of the borrower’s condition.

Residential mortgage loans, revolving home equity lines and other consumer loans are initially evaluated utilizing the borrower’s credit score. A credit score is a tool used in the Bank’s loan approval process, and a minimum score of 680 is generally required for new loans. Credit scores for each borrower are updated at least annually. However, regardless of credit score, loans may be classified, criticized or placed on management’s watch list if relevant information comes to light.

The following tables present the amortized cost basis of loans by class of loans, vintage and risk rating. Loans shown as Pass are all loans other than those risk rated Watch, Special Mention, Substandard or Doubtful. Also presented are gross chargeoffs recorded in 2024 by year of origination.

	December 31, 2024
	Term Loans by Origination Year						Revolving
(in thousands)	2024	2023	2022	2021	2020	Prior	Loans (1)	Total
Commercial and industrial:
Risk rating:
Pass	$56,696	$19,121	$15,949	$10,648	$16,300	$3,455	$7,627	$129,796
Watch	3,080	409	92	2,728	—	—	—	6,309
Special Mention	—	—	123	—	—	—	—	123
Substandard	—	504	—	—	—	—	—	504
Doubtful	—	—	—	—	—	—	—	—
	$59,776	$20,034	$16,164	$13,376	$16,300	$3,455	$7,627	$136,732

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$(938)	$(938)

Commercial mortgages – multifamily:
Risk rating:
Pass	$30,166	$41,537	$187,624	$166,205	$33,783	$383,847	$125	$843,287
Watch	—	—	—	—	—	—	—	—
Special Mention	4,081	—	—	—	—	—	—	4,081
Substandard	—	—	—	—	—	1,190	—	1,190
Doubtful	—	—	—	—	—	—	—	—
	$34,247	$41,537	$187,624	$166,205	$33,783	$385,037	$125	$848,558

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$(168)	$—	$(168)

Commercial mortgages – other:
Risk rating:
Pass	$70,093	$71,739	$192,125	$213,387	$97,405	$186,484	$22	$831,255
Watch	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	20,022	—	20,022
Doubtful	—	—	—	—	—	—	—	—
	$70,093	$71,739	$192,125	$213,387	$97,405	$206,506	$22	$851,277

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial mortgages – owner-occupied:
Risk rating:
Pass	$41,024	$21,903	$48,339	$50,201	$23,042	$68,067	$1,496	$254,072
Watch	—	246	3,222	4,871	—	—	—	8,339
Special Mention	—	—	—	861	—	—	—	861
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
	$41,024	$22,149	$51,561	$55,933	$23,042	$68,067	$1,496	$263,272

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$—	$—

	December 31, 2024
	Term Loans by Origination Year						Revolving
(in thousands)	2024	2023	2022	2021	2020	Prior	Loans (1)	Total
Residential mortgages (2):
Risk rating:
Pass	$6,183	$26,528	$186,504	$155,595	$32,133	$675,051	$36,468	$1,118,462
Watch	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	582	2,039	—	2,621
Doubtful	—	—	—	—	—	—	—	—
	$6,183	$26,528	$186,504	$155,595	$32,715	$677,090	$36,468	$1,121,083

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$(1)	$—	$(1)

Consumer and other:
Risk rating:
Pass	$—	$37	$151	$—	$—	$100	$873	$1,161
Watch	—	—	—	—	—	—	—	—
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Not Rated	—	—	—	—	—	—	49	49
	$—	$37	$151	$—	$—	$100	$922	$1,210

Current-period gross chargeoffs	$—	$—	$—	$—	$—	$—	$(32)	$(32)

Total Loans	$211,323	$182,024	$634,129	$604,496	$203,245	$1,340,255	$46,660	$3,222,132
Total gross chargeoffs	$—	$—	$—	$—	$—	$(169)	$(970)	$(1,139)

(1)	Includes revolving lines converted to term of $3.8 million of commercial and industrial, $1.0 million of owner-occupied commercial mortgage and $6.9 million of residential home equity.
(2)	Certain fixed rate residential mortgage loans are included in a fair value hedging relationship. The amortized cost excludes an adjustment of $525,000 related to basis adjustments for loans in the closed portfolio under the portfolio layer method at December 31, 2024. These basis adjustments would be allocated to the amortized cost of specific loans within the pool if the hedge was de-designated. See "Note N - Derivatives" for more information on the fair value hedge.

NOTE D – PREMISES AND EQUIPMENT AND OPERATING LEASES

Premises and equipment. Bank premises and equipment consist of the following:

	December 31,
(in thousands)	2024	2023
Land	$9,002	$9,002
Buildings and improvements	22,410	22,250
Leasehold improvements	13,030	12,412
Furniture and equipment	37,763	37,010
Construction in process	44	642
	82,249	81,316
Accumulated depreciation and amortization	(53,114)	(49,902)
	$29,135	$31,414

Land and buildings held-for-sale of $383,000 were sold for their carrying value in the second quarter of 2024. These assets were measured at the lower of cost or fair value on a nonrecurring basis and reported in the line item “Other assets” in the consolidated balance sheets at December 31, 2023.

Operating Leases. The Bank leases certain branch and back-office locations under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2038 and had a weighted average remaining term of 10.61 and 11.15 years at December 31, 2024 and 2023, respectively. Many of the Bank’s leases include renewal options of up to 10 years with the longest option extending to 25 years. The exercise of lease renewal options is at the Bank’s sole discretion.

The weighted average discount rate for leases in place at December 31, 2024 and 2023 was 3.31% and 3.29%, respectively. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Bank had one such lease in 2024, 2023 and 2022 and recognized rent expense for these leases on a straight-line basis over the lease term.

The Bank’s branch optimization strategy resulted in charges of $1.9 million in 2024 and $905,000 in 2022 related to the closing or relocation of leased branch office space. The charges include rent and depreciation expenses, lease acceleration costs and asset disposal charges. These charges are included in the consolidated statements of income in “branch consolidation expenses” in 2024 and partially included in “gain (loss) on disposition of premises and fixed assets” in 2022.

Rental payments required by the Bank’s lease agreements may increase over time based on certain variable components such as real estate taxes and common area maintenance charges.

The components of rent expense were as follows:

	December 31,
(in thousands)	2024	2023	2022
Operating lease cost	$3,262	$3,480	$3,271
Variable lease cost	430	463	490
Short-term lease cost	7	78	10
	$3,699	$4,021	$3,771

The following is a maturity analysis of the operating lease liability at December 31, 2024.

Year (dollars in thousands)	Total
2025	$3,949
2026	2,642
2027	2,430
2028	1,844
2029	1,689
Thereafter	13,699
Total lease payments	26,253
Less: interest	4,289
$21,964

NOTE E – DEPOSITS

The following table sets forth the remaining maturities of the Bank’s time deposits at December 31, 2024.

Year (dollars in thousands)	Total
2025	$518,169
2026	60,690
2027	18,160
2028	16,037
2029	2,275
Thereafter	696
$616,027

Time deposits that meet or exceed the FDIC insurance limit of $250,000 totaled $73.4 million and $70.3 million at December 31, 2024 and 2023, respectively. Deposits from executive officers, directors and their affiliates were approximately $8.3 million and $8.4 million at December 31, 2024 and 2023, respectively. Time deposits maturing in 2025 and 2026 include $130.0 million and $45.0 million, respectively, of brokered deposits.

NOTE F – BORROWED FUNDS

Borrowings at December 31, 2024 and 2023 consisted of overnight advances and fixed rate Federal Home Loan Bank (“FHLB”) advances as follows.

	December 31,
(in thousands)	2024	2023
Overnight advances:
FHLB overnight advances	$—	$70,000

Other borrowings:
FHLB advances	435,000	472,500
	$435,000	$542,500

Accrued interest payable on borrowed funds is included in “accrued expenses and other liabilities” in the consolidated balance sheets and amounted to $1.3 million and $1.4 million at December 31, 2024 and 2023, respectively.

FHLB advances are collateralized by a blanket lien on residential and commercial mortgage loans with a lendable value of $1.2 billion and $1.9 billion at December 31, 2024 and 2023, respectively. Based on this collateral and the Corporation’s holdings of FHLB stock, the Corporation was able to borrow up to a total of $493.7 million at December 31, 2024. Each advance is non-amortizing and, for those advances with a term greater than one day, generally are subject to a prepayment penalty.

Advances through the Federal Reserve Bank Discount Window generally include overnight advances which are fully collateralized by certain pledged loans under the Federal Reserve Bank's Borrower-in-Custody ("BIC") program. At December 31, 2024, the Corporation had loans pledged under the BIC program of $113.3 million. There were no overnight advances outstanding under the BIC program at December 31, 2024 and 2023. At December 31, 2024, the Corporation had borrowing capacity available under the BIC program of $89.6 million.

The following table sets forth as of December 31, 2024 the contractual maturities and weighted average interest rates of FHLB advances for each of the next five years. There are no FHLB advances with contractual maturities beyond three years at December 31, 2024.

Contractual Maturity (dollars in thousands)	Amount	Weighted Average Rate
Overnight	$—	—%
2025	230,000	4.50
2026	150,000	4.27
2027	55,000	4.22
2028	—	—
2029	—	—
After 2029	—	—
	435,000	4.39
	$435,000	4.39%

NOTE G – INCOME TAXES

The Corporation, the Bank and its subsidiaries, except for the REIT, file a consolidated federal income tax return. Income taxes charged to earnings in 2024, 2023 and 2022 had effective tax rates of (1.9%), 11.0% and 19.4%, respectively. The following table sets forth a reconciliation of the statutory federal income tax rate to the Corporation’s effective tax rate.

	Year Ended December 31,
	2024	2023	2022
Statutory federal income tax rate	21.0%	21.0%	21.0%
State and local income taxes, net of federal income tax benefit	(16.2)	(4.8)	1.7
Tax-exempt income, net of disallowed cost of funding	(4.5)	(3.3)	(2.8)
BOLI income	(4.8)	(2.3)	(1.1)
Excess tax benefit of stock-based compensation	1.1	0.4	—
Non-deductible officer compensation	0.9	—	0.1
Other	0.6	—	0.5
	(1.9)%	11.0%	19.4%

Provision for Income Taxes. The following table sets forth the components of the provision for income taxes.

	Year Ended December 31,
(in thousands)	2024	2023	2022
Current:
Federal	$6,677	$3,469	$9,287
State and local	585	909	1,330
	7,262	4,378	10,617
Deferred:
Federal	(4,548)	1,771	358
State and local	(3,026)	(2,920)	312
	(7,574)	(1,149)	670
	$(312)	$3,229	$11,287

Net Deferred Tax Asset. The following table sets forth the components of the Corporation’s net deferred tax asset.

	December 31,
(in thousands)	2024	2023
Deferred tax assets:
Unrealized loss on AFS securities	$22,399	$22,070
Allowance for credit losses and off-balance sheet credit exposure	8,775	9,036
Operating lease liability	6,703	7,627
Net operating loss carryforwards	5,822	2,869
Interest expense limitation	4,436	—
Transaction costs - capitalized	350	—
Stock-based compensation	255	519
Contract incentive	50	—
Asset writedown	46	51
Retirement expense	34	35
Interest on nonperforming loans	2	14
	48,872	42,221
Valuation allowance	—	—
	48,872	42,221
Deferred tax liabilities:
Right-of-use asset	5,783	6,908
Prepaid pension	3,603	3,274
Depreciation	1,685	1,509
Deferred loan costs	1,357	1,365
Prepaid expenses	144	146
Interest rate swap fair market value adjustment	108	23
	12,680	13,225
Net deferred tax asset	$36,192	$28,996

At year-end 2024, the Corporation did not have any federal net operating loss carryforwards. At year-end 2024, the Corporation had state and local gross operating loss carryforwards of $85.8 million, which begin to expire in 2043. Deferred tax assets are recognized for net operating losses because the benefit is more likely than not to be realized.

In evaluating our ability to recover deferred tax assets in the jurisdiction from which they arise, all available positive and negative evidence is considered, including projected future taxable income, tax-planning strategies, and results of recent operations. Assumptions about future taxable income use internal budgets and plans prepared to manage our business and therefore require the use of significant judgment. Based on projections for future taxable income over the periods in which the deferred tax assets are deductible, the Corporation believes the net deferred tax assets are more likely than not to be realized.

The Corporation had no material unrecognized tax benefits at December 31, 2024, 2023 or 2022. The Corporation has not taken any tax positions for which it is reasonably possible that unrecognized tax benefits will significantly increase within the next 12 months.

The Corporation is subject to Federal, New York State ("NYS"), NYC, New Jersey and Connecticut income taxes. The Corporation did not incur any amounts for interest and penalties due to taxing authorities for calendar years 2024, 2023 or 2022. The tax years 2022 through 2024 remain open to examination by the Internal Revenue Service, NYS, NYC, New Jersey and Connecticut.

NOTE H – REGULATORY MATTERS

Minimum Regulatory Capital Requirements. The Corporation and the Bank are subject to the Basel III regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action (“PCA”) regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Failure to meet the minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the financial statements of the Corporation and Bank. The most recent regulatory notifications categorized the Bank as well capitalized under the PCA provisions and there are no conditions or events since that notification that management believes have changed that category.

In accordance with the Economic Growth, Regulatory Relief, and Consumer Protection Act, the federal banking agencies adopted, effective January 1, 2020, a final rule whereby financial institutions and financial institution holding companies that have less than $10 billion in total consolidated assets and meet other qualifying criteria, including a leverage ratio of greater than 9% (“qualifying community banking organizations”), are eligible to opt into a community bank leverage ratio (“CBLR”) framework. Qualifying community banking organizations that elect to use the CBLR framework and that maintain a leverage ratio of greater than 9% are considered to have satisfied the generally applicable risk-based and leverage capital requirements in the agencies’ capital rules and will be considered to have met the well capitalized ratio requirements under the PCA statutes. The agencies reserved the authority to disallow the use of the CBLR framework by a financial institution or holding company, based on the risk profile of the organization.

The Corporation and the Bank elected to adopt the CBLR framework. As a qualifying community banking organization, the Corporation and the Bank may opt out of the CBLR framework in any subsequent quarter by completing its regulatory agency reporting using the traditional capital rules.

The Corporation and the Bank exclude accumulated OCI components from Tier 1 and Total regulatory capital.

During 2020, the Corporation and the Bank elected the optional five-year transition period provided by the federal banking agencies for recognizing the regulatory capital impact of the implementation of CECL.

The Corporation’s and the Bank’s actual and required capital amounts and ratios under the CBLR rules at December 31, 2024 and 2023 are presented in the tables below.

	2024
	Actual Capital		To Be Well Capitalized Under CBLR Framework
(dollars in thousands)	Amount	Ratio	Amount	Ratio
Tier 1 capital to average assets:
Consolidated	$430,428	10.12%	$382,731	9.00%
Bank	429,693	10.11	382,683	9.00

	2023
	Actual Capital		To Be Well Capitalized Under CBLR Framework
(dollars in thousands)	Amount	Ratio	Amount	Ratio
Tier 1 capital to average assets:
Consolidated	$435,643	10.05%	$389,969	9.00%
Bank	438,648	10.13	389,874	9.00

Other Matters. The source of funds for the Corporation’s dividend payments to shareholders is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies. Under these regulations, the amount of dividends that the Bank may pay in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the minimum capital requirements described above. During 2025, the Bank could, without prior approval, declare dividends of approximately $6.3 million plus any 2025 net profits retained to the date of the dividend declaration.

Regulation D of the Board of Governors of The Federal Reserve System may require banks to maintain reserves against certain deposit balances. There was no reserve requirement in 2024 or 2023.

NOTE I – STOCK-BASED COMPENSATION

On April 20, 2021, the stockholders of the Corporation approved the 2021 Equity Incentive Plan (“2021 Plan”). Upon approval of the 2021 Plan, no further awards could be made under the 2014 Equity Incentive Plan (“2014 Plan”).

2021 Plan. Under the 2021 Plan, awards may be granted to employees and non-employee directors as stock options, restricted stock awards or RSUs, with a one year minimum vesting period for at least 95% of the awards granted. All awards granted under the 2021 Plan will immediately vest upon an involuntary termination following a change in control, total and permanent disability, as defined, or death.

The Corporation has 750,000 shares of common stock reserved for awards under the 2021 Plan, plus 23,167 shares that remained available for grant as full value RSUs or restricted stock awards under the 2014 Plan. RSUs granted under the 2014 Plan that expire or are forfeited after April 20, 2021 are added to the number of shares of common stock reserved for issuance of awards under the 2021 Plan. At December 31, 2024, 358,333 equity awards remain available to be granted under the 2021 Plan.

2014 Plan. Under the 2014 Plan, awards were granted to employees and non-employee directors as non-qualified stock options, restricted stock awards and RSUs. Substantially all of the awards granted under the 2014 Plan were RSUs. All awards granted under the 2014 Plan will immediately vest upon an involuntary termination following a change in control, total and permanent disability, as defined, or death, and with certain exceptions, will immediately vest in the event of retirement, as defined.

Details of RSUs. The following table summarizes the vesting schedule of RSUs outstanding at December 31, 2024.

Total
Number of RSUs:
Vested and convertible at December 31, 2024	28,021
Scheduled to vest during:
2025	95,773
2026	26,210
2027	38,635
2028	5,340
2029	2,191
196,170

The RSUs in the table above include performance-based RSUs with vesting based on the financial performance of the Corporation in 2024 and 2025 and service-based RSUs with various service-based vesting periods. The grant date fair value of RSUs is equal to the market price of the shares underlying the awards on the grant date, discounted for dividends that are not paid on these RSUs.

The fair values of awards made in 2024, 2023 and 2022, and the assumptions utilized in determining such values, are presented below.

	2024
	Performance-Based	Service-Based
	Vesting	Vesting
Grant date fair value	$10.89	$7.63	to	$10.89
Market price on grant date	$12.46	$9.90	to	$12.46
Expected annual dividend	$0.84	$0.84
Expected term (in years)	2.0	1.0	to	5.0
Risk-free interest rate	4.43%	4.27%	to	5.16%

	2023
Grant date fair value	$16.57	$11.77	to	$16.57
Market price on grant date	$18.14	$12.57	to	$18.14
Expected annual dividend	$0.84	$0.84
Expected term (in years)	2.0	1.0	to	5.0
Risk-free interest rate	4.24%	4.01%	to	4.80%

	2022
Grant date fair value	$20.07	$17.70	to	$20.07
Market price on grant date	$21.64	$18.12	to	$21.64
Expected annual dividend	$0.80	$0.42	to	$0.80
Expected term (in years)	2.0	1.0	to	5.0
Risk-free interest rate	1.12%	1.12%	to	4.56%

The following table presents a summary of RSUs outstanding at December 31, 2024 and changes during the year then ended.

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Number of	Grant-Date	Contractual	Value
	RSUs	Fair Value	Term (yrs.)	(in thousands)
Outstanding at January 1, 2024	213,879	$16.04
Granted	231,467	10.54
Converted	(178,693)	13.85
Forfeited	(70,483)	13.32
Outstanding at December 31, 2024	196,170	$12.53	0.93	$2,291
Vested and convertible at December 31, 2024	28,021	$12.22	—	$327

RSUs outstanding at December 31, 2024 include 58,394 performance-based RSUs, of which 28,021 are vested and convertible at year-end, and 137,776 service-based RSUs. The performance-based RSUs have a maximum payout potential of 1.50 shares of the Corporation’s common stock for each RSU awarded. Based on the Corporation’s performance in 2024, 67,339 shares were forfeited on the performance-based RSUs and reflected in the table above. Service-based RSUs have a maximum payout potential of one share of the Corporation’s common stock for each RSU awarded.

The total intrinsic value of RSUs converted in 2024, 2023 and 2022 was $2.5 million, $2.2 million and $2.0 million, respectively.

Stock Option Activity. There were no stock options outstanding at December 31, 2024, 2023 and 2022. No stock options were exercised in 2024, 2023 and 2022.

Compensation Expense. The Corporation recorded expense for share-based payments of $2.2 million, $1.2 million and $2.5 million in 2024, 2023 and 2022, respectively, and related income tax benefits of $661,000, $383,000 and $760,000, respectively.

Unrecognized Compensation Cost. As of December 31, 2024, there was $1.1 million of total unrecognized compensation cost related to non-vested RSUs. The total cost is expected to be recognized over a weighted-average period of 1.7 years.

Other. The Corporation uses newly issued shares for the conversion of RSUs. During 2024, 2023 and 2022, 5,256, 4,573 and 3,315 shares, respectively, of the Corporation’s common stock were issued to members of the Board of Directors in payment of director fees.

NOTE J – RETIREMENT PLANS

The Bank has a 401(k) plan and a defined benefit pension plan (“Pension Plan” or “Plan”). Employees are immediately eligible to participate in the 401(k) plan provided they are at least 18 years of age. Participants may elect to contribute up to 100% of gross compensation, as defined, subject to the limitations of Section 401(k) of the Internal Revenue Code. The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's contributions. Participants are fully vested in their elective contributions and, after five years of participation in the 401(k) plan, are fully vested (20% vesting per year) in the matching contributions, if any, made by the Bank. The Bank’s expense for matching contributions was $577,000, $571,000 and $530,000 for 2024, 2023 and 2022, respectively.

An internal management committee (the “Committee”) oversees the affairs of the Pension Plan and acts as named fiduciary. The Committee utilizes a formal Investment Policy Statement which includes the investment guidelines and policies contained in the Investment Management Agreement. The Investment Policy Statement is periodically revised by the Committee as deemed appropriate.

Employees are eligible to participate in the Pension Plan after attaining 21 years of age and completing 12 full months of service. Pension benefits are generally based on a percentage of average annual compensation during the period of creditable service. The Bank makes contributions to the Pension Plan which, when taken together with participant contributions equal to 2% of their compensation, will be sufficient to fund these benefits. The Bank’s funding method, the unit credit actuarial cost method, is consistent with the funding requirements of applicable federal laws and regulations which set forth both minimum required and maximum tax deductible contributions. Employees become fully vested after four years of participation in the Pension Plan (no vesting occurs during the four year period).

Significant Actuarial Assumptions. The following table sets forth the significant actuarial assumptions used to determine the benefit obligation at December 31, 2024, 2023 and 2022 and the benefit cost for each of the Plan years then ended.

	2024	2023	2022
Weighted average assumptions used to determine the benefit obligation at year end:
Discount rate	5.68%	5.16%	5.44%
Rate of increase in compensation levels	4.00%	4.00%	3.50%

Weighted average assumptions used to determine net pension cost:
Discount rate	5.16%	5.44%	2.97%
Rate of increase in compensation levels	4.00%	3.50%	3.50%
Expected long-term rate of return on plan assets	6.00%	6.00%	5.25%

The increase in the discount rate from 5.16% in 2023 to 5.68% in 2024 decreased the projected benefit obligation at December 31, 2024 by approximately $2.8 million. Changes due to experience, including changes in participant demographics, resulted in a net actuarial gain of approximately $247,000 during 2024.

The decrease in the discount rate from 5.44% in 2022 to 5.16% in 2023 increased the projected benefit obligation at December 31, 2023 by approximately $1.5 million. The increase in the salary scale from 3.50% in 2022 to 4.00% in 2023 increased the projected benefit obligation at December 31, 2023 by approximately $296,000. Changes due to experience, including changes in participant demographics, resulted in a net actuarial loss of approximately $1.0 million during 2023.

Net Pension Cost. The following table sets forth the components of net periodic pension cost.

(in thousands)	2024	2023	2022
Service cost plus expected expenses and net of expected plan participant contributions	$1,467	$1,378	$2,133
Interest cost	2,439	2,341	1,641
Expected return on plan assets	(3,480)	(3,245)	(3,903)
Amortization of net actuarial loss	800	1,018	—
Net pension cost (credit)	$1,226	$1,492	$(129)

The components of net pension cost (credit) other than the service cost component were included in the line item “Other noninterest income” in the consolidated statements of income. The service cost component was included in the line item “Salaries and employee benefits” in the consolidated statements of income.

Funded Status of the Plan. The following table sets forth the change in the projected benefit obligation and Plan assets for each year and, as of the end of each year, the funded status of the Plan and accumulated benefit obligation.

(in thousands)	2024	2023	2022
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$48,798	$44,460	$56,587
Service cost	1,738	1,630	2,357
Interest cost	2,439	2,341	1,641
Benefits paid	(2,550)	(2,430)	(2,361)
Assumption changes	(2,766)	1,778	(15,343)
Experience loss and other	(247)	1,019	1,579
Projected benefit obligation at end of year	47,412	48,798	44,460

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	59,538	55,509	75,684
Actual return on plan assets	1,946	6,127	(18,113)
Plan participant contributions	392	455	425
Benefits paid	(2,550)	(2,430)	(2,361)
Expenses	(108)	(123)	(126)
Fair value of plan assets at end of year	59,218	59,538	55,509
Funded status at end of year	$11,806	$10,740	$11,049
Accumulated benefit obligation	$44,092	$45,185	$41,551

During 2024, the Bank did not make a contribution to the Plan and the Bank has no minimum required pension contribution for the Plan year ending September 30, 2025. The Bank does not expect to make a contribution in 2025.

Plan Assets. The objective for the Plan’s assets is to generate long-term investment returns from both income and capital appreciation which outpaces the rate of inflation, while maintaining sufficient liquidity to ensure the Plan’s ability to pay all anticipated benefit and expense obligations when due. The Plan may maintain a de minimis amount of cash equivalents, with the remaining assets allocated across two broadly-defined financial asset categories: (1) equity, both domestic and international; and (2) fixed income of various durations and issuer type. The goal of the equity allocation is to supplement the Bank’s contributions to the Plan when the Plan is underfunded and increase surplus when the Plan is overfunded. The fixed income component will include longer-duration bonds designed to match and hedge the characteristics of the Plan’s liabilities. Cash equivalents, under normal circumstances, will be temporary holdings for the purpose of paying expenses and monthly benefits.

For fixed income investments: (1) the minimum average credit quality shall be investment grade (Standard & Poor’s BBB or Moody’s Baa) or higher; and (2) no more than 5% of the portfolio may be invested in securities with ratings below investment grade, and none may be rated below investment grade at the time of purchase.

Reasonable precautions are taken to avoid excessive concentrations to protect the portfolio against unfavorable outcomes within an asset class. Specifically, the following guidelines are in place:

•	With the exception of fixed income investments explicitly guaranteed by the U.S. government, no single investment security shall represent more than 5% of total Plan assets; and

•	With the exception of passively managed investment vehicles seeking to match the returns of broadly diversified market indices or diversified investment vehicles chosen specifically to hedge the interest rate risk embedded in Plan liabilities, no single investment pool or investment company (mutual fund) shall comprise more than 10% of total plan assets.

The portfolio will be rebalanced to the target asset allocation, if needed, no less often than quarterly. Unless expressly authorized in writing by the Committee, the following investing activities are prohibited:

•	Purchasing securities on margin;

•	Pledging or hypothecating securities, except for loans of securities that are fully collateralized;

•	Purchasing or selling derivative securities for speculation or leverage; and

•	Engaging in investment strategies that have the potential to amplify or distort the risk of loss beyond a level that is reasonably expected given the objectives of the portfolio.

The Plan’s actual asset allocations, target allocations and expected long-term rates of return by asset category are set forth in the following tables.

	December 31, 2024
	Target Allocation	Percentage of Plan Assets	Weighted Average Expected Long-term Rates of Return
Cash equivalents	0% - 1%	0.0%	N/A
Equity mutual funds	20% - 30%	25.0%	5.5% to 12.2%
Fixed income mutual funds	70% - 80%	75.0%	3.2% to 7.0%
		100.0%	3.7% to 8.3%

	December 31, 2023
Cash equivalents	0% - 1%	0.3%	<1.00%
Equity mutual funds	20% - 30%	25.0%	6.1% to 8.5%
Fixed income mutual funds	70% - 80%	74.7%	4.9% to 6.1%
		100.0%	5.2% to 6.7%

The ranges for the weighted average expected long-term rates of return for equity funds, bond funds and total plan assets set forth in the preceding table represent an average of all expected allocation percentile returns. For these purposes the trustee utilizes a third party capital markets model (the “model”), which forecasts distributions of future returns for a wide array of broad asset classes. The theoretical and empirical foundation of the model is that the returns of various asset classes reflect the compensation investors require for bearing different types of systematic risk. At the core of the model are estimates of the dynamic statistical relationship between risk factors and asset returns, obtained from statistical analysis based on available historical monthly financial and economic data.

Fair Value of Plan Assets. The fair value of Plan assets at December 31, 2024 and 2023 is summarized below.

		Fair Value Measurements Using:
(in thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2024:
Equity mutual funds:
US Equity	$9,434	$9,434	$—	$—
Non-US Equity	5,356	5,356	—	—
Total equity mutual funds	14,790	14,790	—	—
Fixed income mutual funds	44,428	—	44,428	—
Total Plan Assets	$59,218	$14,790	$44,428	$—

December 31, 2023:
Cash equivalents	$196	$—	$196	$—
Equity mutual funds:
US Equity	8,940	8,940	—	—
Non-US Equity	5,928	5,928	—	—
Total equity mutual funds	14,868	14,868	—	—
Fixed income mutual funds	44,474	44,474	—	—
Total Plan Assets	$59,538	$59,342	$196	$—

An explanation of matrix pricing and the definitions of Level 1, 2 and 3 fair value measurements are included in “Note M – Fair Value of Financial Instruments” to these consolidated financial statements.

Estimated Future Benefit Payments. The following benefit payments, which reflect expected future service as appropriate, are expected to be made by the Plan.

Year (in thousands)	Amount
2025	$3,067
2026	3,105
2027	3,242
2028	3,389
2029	3,485
2030 - 2034	18,842

NOTE K – OTHER OPERATING EXPENSES

Expenses included in other operating expenses that exceed one percent of the aggregate of total interest income and noninterest income in one or more of the years shown are as follows.

(in thousands)	2024	2023	2022
Computer services	$2,173	$1,436	$1,501
FDIC Insurance	1,927	1,944	1,162
Telecommunications	844	1,354	1,669

NOTE L – COMMITMENTS AND CONTINGENT LIABILITIES

Financial Instruments With Off-Balance-Sheet Risk. In the normal course of business, the Bank enters into various types of off-balance-sheet arrangements to meet the financing needs of its customers. These off-balance-sheet financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. These instruments involve varying degrees of credit risk in excess of the amount recognized in the consolidated balance sheets and expose the Bank to credit loss in the event of nonperformance by the Bank’s customers. The Bank's exposure to credit loss is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments to extend credit, and generally uses the same credit policies for letters of credit, as it does for on-balance sheet instruments such as loans.

Financial instruments whose contract amounts represent credit risk are as follows:

	2024		2023
(in thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit	$1,811	$181,527	$1,877	$237,083
Standby letters of credit	7,082	—	6,852	—

A commitment to extend credit is a legally binding agreement to lend to a customer as long as there is no violation of any condition established in the contract. Unused home equity, small business and commercial lines of credit are a large component of the Bank’s variable rate loan commitments. Since some of the commitments to extend credit and letters of credit are expected to expire without being drawn upon and, with respect to unused lines of credit, can be frozen, reduced or terminated by the Bank based on the financial condition of the borrower, the total commitment amounts do not necessarily represent future cash requirements. Home equity lines generally expire ten years from their date of origination and small business lines generally have a three year term. Other real estate loan commitments generally expire within 60 to 90 days and commercial line commitments generally expire within one year. The amount of collateral obtained, if any, by the Bank upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include mortgages on commercial and residential real estate, securities, deposit accounts with the Bank or other financial institutions and security interests in business assets and equipment. At December 31, 2024, the Bank’s fixed rate loan commitments are primarily overdraft lines of credit on deposit accounts.

Standby letters of credit are conditional commitments issued by the Bank to assure the performance or financial obligations of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. Standby letters of credit are considered financial guarantees and are recorded at fair value.

Employment Agreements. At December 31, 2024, the Corporation’s Chief Executive Officer and executive vice presidents, collectively referred to as the senior executives, have employment agreements with the Corporation under which they are entitled to severance compensation in the event that their employment is terminated without cause or they terminate their employment following an event constituting Good Reason, as defined, whether or not such termination occurs in connection with a change in control. The Chief Executive Officer’s amended and restated employment agreement has a term of three years beginning January 1, 2022. Each of the other senior executives has an employment agreement with a term of two years and various effective dates. These two year and three year employment agreements automatically renew for an additional period of one year on January 1 of each year unless the Corporation gives written notice of non-renewal at least 30 days prior to such date. Notwithstanding the foregoing, each of these employment agreements expire on December 31 of the calendar year in which the executive attains normal retirement age (“Retirement Age Termination Date”), which for these purposes is age 65. At the appropriate time and at its option, the Corporation can extend the employment agreements for two years beyond their retirement age termination dates. The current aggregate annual salaries provided for in these employment agreements is $2.7 million.

Litigation. From time to time, the Corporation and its subsidiaries may be a named defendant in legal actions incidental to the business. For some of these actions there is always a possibility that the Corporation will sustain a financial loss.

As previously disclosed in the Corporation’s Current Report on Form 8-K dated August 28, 2024, the Bank was notified by a customer of suspicious wire transfer activity in July 2024 involving the customer's bank accounts. The wire transfer activity arose as the result of unauthorized access to banking information within the customer's control, and upon completion of an internal procedural investigation, the Bank determined that it followed its reasonable procedures regarding online wire transfers. On January 22, 2025, the customer filed a lawsuit against the Corporation and the Bank claiming monetary damages of approximately $11.1 million, the net amount of funds involved in the suspicious wire transfer activity. The Corporation and Bank intend to vigorously defend against the lawsuit and no accrual for potential losses have been made.

NOTE M – FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial Instruments Recorded at Fair Value. When measuring fair value, the Corporation uses a fair value hierarchy, which is designed to maximize the use of observable inputs and minimize the use of unobservable inputs. The hierarchy involves three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation can access at the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quoted prices that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Corporation deems transfers between levels of the fair value hierarchy to have occurred on the date of the event or change in circumstance that caused the transfer. There were no transfers between levels of the fair value hierarchy in either 2024 or 2023.

The fair values of the Corporation’s financial assets and liabilities measured at fair value on a recurring basis are set forth in the table that follows. The fair values of AFS securities are determined on a recurring basis using matrix pricing (Level 2 inputs). Matrix pricing, which is a mathematical technique widely used in the industry to value debt securities, does not rely exclusively on quoted prices for the specific securities but rather on the relationship of such securities to other benchmark quoted securities. Where no significant other observable inputs were available, Level 3 inputs were used. The fair values of interest rate swaps are based on valuation models using observable market data as of the measurement date resulting in a Level 2 classification.

	Fair Value Measurements Using:
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2024:
Financial Assets:
Available-for-Sale Securities:
State and municipals	$135,543	$—	$135,407	$136
Pass-through mortgage securities	129,440	—	129,440	—
Collateralized mortgage obligations	145,059	—	145,059	—
SBA agency obligations	101,427	—	101,427	—
Corporate bonds	113,310	—	113,310	—
	624,779	—	624,643	136
Derivative - interest rate swaps	1,274	—	1,274	—
	$626,053	$—	$625,917	$136

Financial Liabilities:
Derivative - interest rate swaps	$395	$—	$395	$—

December 31, 2023:
Financial Assets:
Available-for-Sale Securities:
State and municipals	$143,621	$—	$143,429	$192
Pass-through mortgage securities	138,603	—	138,603	—
Collateralized mortgage obligations	182,262	—	182,262	—
SBA agency obligations	125,476	—	125,476	—
Corporate bonds	105,915	—	105,915	—
	695,877	—	695,685	192
Derivative - interest rate swaps	582	—	582	—
	$696,459	$—	$696,267	$192

State and municipal AFS securities measured using Level 3 inputs. The Bank held three non-rated bond anticipation notes with a book value of $136,000 at December 31, 2024. These bonds have a one year maturity and are issued by local municipalities that are customers of the Bank. Due to the short duration of the bonds, book value approximates fair value at December 31, 2024.

Land and Buildings. Premises and facilities held-for-sale of $383,000 were sold for their carrying value in the second quarter of 2024. These assets were measured at the lower of cost or fair value on a nonrecurring basis and reported in the line item “Other assets” in the consolidated balance sheets at December 31, 2023.

Financial Instruments Not Recorded at Fair Value. Fair value estimates are made at a specific point in time. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of similar financial instruments, including estimates of discount rates, liquidity, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument, or the income tax consequences of realizing gains or losses on the sale of financial instruments.

The following table sets forth the carrying amounts and estimated fair values of financial instruments that are not recorded at fair value in the Corporation’s financial statements.

	Level of	December 31, 2024		December 31, 2023
	Fair Value	Carrying		Carrying
(in thousands)	Hierarchy	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and cash equivalents	Level 1	$38,330	$38,330	$60,887	$60,887
Loans, net	Level 3	3,193,276	2,947,587	3,219,072	2,945,864
Restricted stock	n/a	27,712	n/a	32,659	n/a
Accrued interest receivable	Level 2	2,701	2,701	3,057	3,057
Accrued interest receivable	Level 3	10,706	10,706	10,438	10,438

Financial Liabilities:
Checking deposits	Level 1	1,074,671	1,074,671	1,133,184	1,133,184
Savings, NOW and money market deposits	Level 1	1,574,160	1,574,160	1,546,369	1,546,369
Time deposits	Level 2	616,027	614,245	591,433	586,856
Short-term borrowings	Level 1	—	—	70,000	70,000
Long-term debt	Level 2	435,000	434,492	472,500	471,276
Accrued interest payable	Level 2	7,672	7,672	6,344	6,344

NOTE N – DERIVATIVES

As part of its asset liability management activities, the Corporation may utilize interest rate swaps to help manage its interest rate risk position. The notional amount of an interest rate swap does not represent the amount exchanged by the parties. The exchange of cash flows is determined by reference to the notional amount and the other terms of the interest rate swap agreements.

Fair Value Hedge. On March 16, 2023, the Bank entered into a three year interest rate swap with a notional amount totaling $300 million which was designated as a fair value hedge of certain fixed rate residential mortgages. The Bank pays a fixed rate of 3.82% and receives a floating rate based on the secured overnight financing rate (“SOFR”) for the life of the agreement without an exchange of the underlying notional amount. The hedge was determined to be effective during the year ended December 31, 2024 and the Corporation expects the hedge to remain effective during the remaining term of the swap. The gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk is recognized in interest income.

The following table summarizes information about the interest rate swap designated as a fair value hedge.

December 31, 2024
Notional amount (in millions)	$300
Fixed pay rate	3.82%
Overnight SOFR receive rate	4.49%
Maturity (in years)	1.21

The following table presents the amount recorded on the balance sheet related to cumulative basis adjustments for the fair value hedge as of the years indicated.

	December 31,
(in thousands)	2024	2023
Loans - Residential Mortgages:
Carrying amount of the hedged asset (1)	$440,755	$465,495
Fair value hedging adjustment included in the carrying amount of the hedged asset	(525)	(506)

(1)	This amount represents the amortized cost basis of the closed loan portfolio used to designate the hedging relationship in which the hedged item is the stated amount of assets in the closed portfolio anticipated to be outstanding for the designated hedge period. At December 31, 2024, the amortized cost basis of the closed portfolio used in this hedging relationship was $441.3 million. The cumulative basis adjustment associated with this hedging relationship was $525,000 and the amount of the designated hedged item was $878,000.

During 2024, the Bank recorded a $4.1 million credit from the swap transaction as a component of interest income in the consolidated statements of income.

Derivatives Not Designated as Hedges. The Bank enters into interest rate swap agreements (“back-to-back swap”) that are not designated as hedging instruments. A back-to-back swap allows a borrower to effectively convert a variable rate loan to a fixed rate. The Bank originates a variable rate loan with a borrower and simultaneously enters into offsetting back-to-back swaps with the borrower and an unaffiliated dealer counterparty to minimize interest rate risk. In connection with each swap transaction, the Bank agrees to pay interest to the borrower on a notional amount at a variable interest rate and receives interest from the borrower on a similar notional amount at a fixed interest rate. Concurrently, the Bank agrees to pay the dealer counterparty the same fixed interest rate on the same notional amount and receives the same variable interest rate on the same notional amount. Because the Bank acts as an intermediary for its borrower, changes in the fair value of the underlying derivative contracts offset each other and do not impact the Bank’s results of operations.

	December 31, 2024
		Notional	Fair Value	Fair Value
(in thousands)	Positions	Amount	Asset	Liabilities
Derivatives not designated as hedging instruments included in other assets / other liabilities:
Interest rate swap with borrower	3	$36,523	$395	$—
Interest rate swap with offsetting counterparty	3	$36,523	$—	$395

During 2024, the Bank recorded $465,000 in back-to-back swap fee income, included in the consolidated statements of income in the line item “Other noninterest income.”

NOTE O – REVENUE FROM CONTRACTS WITH CUSTOMERS

The noninterest income section of the consolidated statements of income includes the following types of revenues earned from the Bank's contracts with customers.

Deposit Account Revenues. Fees are earned and collected on a monthly basis for account maintenance and activity-based service charges on deposit accounts. The services are performed for customers over time, requiring a time-based measure of progress. Customers may be required to maintain minimum balances and average balances. Additional fees may also be earned for overdrafts, replacement of debit cards, bill payment, lockbox services and ACH services and are earned and collected as transactions take place. All deposit account fees are accrued to income as earned, either monthly or at the point of sale, and are included in the consolidated statements of income in the line item "Service charges on deposit accounts."

Transaction and Branch Service Fees. The following revenue streams are components of “Other noninterest income” on the consolidated statements of income. These components totaled $4.2 million, $3.3 million and $2.9 million for the years ended December 31, 2024, 2023 and 2022, respectively. Other items included in “Other noninterest income,” such as non-service components of net pension cost, real estate tax refunds, back-to-back swap fee income and gains on sales of fixed assets are outside of the scope of Accounting Standards Codification 606.

Debit Card Revenues. The Bank earns a fee when its customers use their debit cards in point-of-sale transactions. These fees are generally known as interchange fees. Interchange fees from cardholder transaction represent a percentage of the underlying transaction value and are recorded daily, concurrently with the transaction processing services provided to the cardholder.

Merchant Card Services. Together with a third-party vendor, the Bank offers its small business customers debit/credit card readers for them to accept and process card payments. The vendor aggregates the charges, collects the fees and remits the Bank’s portion on a monthly basis. Fees are accrued to income as earned and collected.

Branch Services Revenues. The Bank charges fees for safe deposit box rentals, wire transfers, money orders, checkbook printing, official checks and ATM usage. Fees are earned, collected and generally recorded as revenue when the service is provided.

Investment Services Revenues. Customer assets are held in a fiduciary capacity and the Bank provides trust services to those customers as it transitions its remaining accounts to the LPL Financial platform. The services are performed for customers over time, requiring a time-based measure of progress. Fees are assessed based on market values of customer assets held as of a certain point in time, and income cannot be estimated prior to the end of the measurement period. Volatility in equity and other market values impacts the amount of revenue earned. Fees are generally earned and collected on a monthly or quarterly basis and accrued to income as earned.

Investment Management Services. The Bank provides investment management, trust, estate and custody services and offers retail investment services through a partnership with an outside service provider, LPL Financial. Fees are variable and based on various factors including the market value of financial assets under management. Fees are accrued to income as earned and collected.

NOTE P – PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for the Corporation (parent company only) is as follows:

CONDENSED BALANCE SHEETS

	December 31,
(in thousands)	2024	2023
Assets:
Cash and due from banks	$4,585	$695
Investment in subsidiary bank, at equity	377,412	383,151
Prepaid income taxes	603	42
Deferred income tax benefits	973	1,010
Other assets	62	9
	$383,635	$384,907
Liabilities:
Other liabilities	$35	$17
Cash dividends payable	4,734	4,744
	4,769	4,761
Stockholders' equity:
Common stock	2,260	2,259
Surplus	79,731	79,728
Retained earnings	354,051	355,887
	436,042	437,874
Accumulated other comprehensive loss, net of tax	(57,176)	(57,728)
	378,866	380,146
	$383,635	$384,907

CONDENSED STATEMENTS OF INCOME

	Year Ended December 31,
(in thousands)	2024	2023	2022
Income:
Dividends from subsidiary bank	$25,500	$15,000	$36,450
Interest on deposits with subsidiary bank	13	6	5
Other	—	13	—
	25,513	15,019	36,455
Expenses:
Salaries	1,770	779	2,065
Other operating expenses	902	1,070	795
	2,672	1,849	2,860

Income before income taxes	22,841	13,170	33,595
Income tax benefit	(526)	(504)	(791)
Income before undistributed earnings of subsidiary bank	23,367	13,674	34,386
Equity in undistributed earnings	(6,291)	12,565	12,546
Net income	$17,076	$26,239	$46,932

Comprehensive income (loss)	$17,628	$33,278	$(15,522)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2024	2023	2022
Cash Flows From Operating Activities:
Net income	$17,076	$26,239	$46,932
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiary bank	6,291	(12,565)	(12,546)
Deferred income tax provision (credit)	37	78	(199)
Stock-based compensation expense	2,160	1,249	2,466
(Increase) decrease in other assets	(53)	16	(1)
Increase (decrease) in other liabilities	18	(3)	5
Other (increases) decreases	(499)	3,730	(530)
Net cash provided by operating activities	25,030	18,744	36,127

Cash Flows From Investing Activities:
Capital contributions to Bank subsidiary	—	—	—

Cash Flows From Financing Activities:
Repurchase of common stock	(2,020)	—	(17,889)
Proceeds from issuance of common stock, net of shares withheld	(198)	(28)	263
Cash dividends paid	(18,922)	(18,918)	(18,591)
Net cash used in financing activities	(21,140)	(18,946)	(36,217)
Net increase (decrease) in cash and cash equivalents*	3,890	(202)	(90)
Cash and cash equivalents, beginning of year	695	897	987
Cash and cash equivalents, end of year	$4,585	$695	$897

Supplemental Schedule of Noncash Financing Activities:
Cash dividends payable	$4,734	$4,744	$4,713

*	Cash and cash equivalents is defined as cash and due from banks and includes the checking and money market accounts with the Corporation’s wholly-owned bank subsidiary.

NOTE Q – BUSINESS COMBINATIONS

Proposed Merger with ConnectOne Bancorp, Inc. On September 4, 2024, the Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”), pursuant to which the companies will combine in an all-stock transaction. Under the terms of the Merger Agreement, the Corporation will merge into ConnectOne, with ConnectOne as the surviving corporation (the "merger"), and the Bank will merge into ConnectOne Bank, with ConnectOne Bank as the surviving institution (the “bank merger” and, together with the merger, the “transaction”). Upon closing of the transaction, the Corporation's shareholders will receive 0.5175 shares of ConnectOne common stock for each share of the Corporation's common stock (the “merger consideration”). The Corporation held a special meeting of shareholders on February 14, 2025 at which time the Corporation's shareholders approved the Merger Agreement and the transactions contemplated thereunder. The merger remains subject to the receipt of certain regulatory approvals and the satisfaction of other customary closing conditions. The Corporation expects the transaction to close in the second quarter of 2025.

The foregoing description of the proposed merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Annual Report on Form 10-K as Exhibit 2.1.

NOTE R – SEGMENT INFORMATION

The Corporation has determined that the chief operating decision makers ("CODM") are the Chief Executive Officer and Chief Financial Officer, as well as from time to time the Board of Directors. Members of the Board of Directors, with the exception of the Chief Executive Officer, are not in day-to-day management of the Corporation but there are times when board approval of operating decisions is required, such as for strategic plans, budgets, establishing executive compensation practices, declaring shareholder dividends and for execution of material transactions, such as mergers and acquisitions.

The Bank provides banking products and services as well as access to third-party financial products and services to business and retail clients through its network of physical locations and various digital channels. The CODM uses comparisons to Board of Director approved strategic plans and budgets and comparisons to peer metrics to assess performance and determine compensation. Comparisons include tracking actual performance to budgets, prior periods and peer performance. Metrics include, among others, net income, return on average equity, return on average assets, and total shareholder return. Interest on loans and investments, service charges, BOLI earnings and interchange fees provide most of the revenues in the banking operation. Interest expense on borrowings and deposits, provisions for credit losses, salaries and benefits, operating facilities and expenses related to technology are the significant expenses in the banking operation. All operations are domestic.

Because these operations are closely linked and largely dependent upon each other, they are managed, and the financial performance is evaluated on a consolidated basis. Accordingly, and consistent with prior years, all of the Corporation's operations are considered by management to be aggregated in one reportable operating segment. Accounting policies for the segment are the same as those described in "Note A - Summary of Significant Accounting Policies."

Crowe LLP Independent Member Crowe Global

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of

The First of Long Island Corporation

Melville, New York

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The First of Long Island Corporation (the "Company") as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2025 expressed an unqualified opinion.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

(Continued)

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Qualitative and Quantitative Loss Factors in the Allowance for Credit Losses

The methodology for determining the allowance for credit losses requires substantial judgment by management. As of December 31, 2024, the balance of the allowance for credit losses was $28.3 million. As described in Note A to the consolidated financial statements, management estimates the allowance for credit losses balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.

Management adjusts its historical loss experience to reflect current and forecasted conditions. In doing so, management considers a variety of general qualitative and quantitative loss factors (“Q-factors”). We consider management’s application of Q-factors in the allowance for credit losses to be a critical audit matter due to the extent of audit effort and degree of auditor judgment required to evaluate the Q-factors given the volume and nature on inputs and the significant management judgment required.

To address this matter, we tested the design and operating effectiveness of the Company’s controls related to the Q-factors, including the following:

•	Management’s application of qualitative and quantitative judgments related to the Q-factors and the resulting allocation to the allowance for credit losses;
•	Management’s review over the completeness and accuracy of the data used as the basis for the Q-factors;
•	Management’s testing over the mathematical accuracy of the allowance for credit losses calculation; and
•	Management’s Allowance for Credit Losses Committee review of the allowance for credit losses and provision for credit losses.

Our substantive procedures related to the Q-factors included the following:

•	Evaluating the reasonableness of management’s application of Q-factors and the resulting allocation to the allowance for credit losses;
•	Testing the completeness and accuracy of certain data used in the qualitative factor calculations; and
•	Testing the mathematical accuracy of the allowance for credit loss calculation.

/s/ CROWE LLP
Crowe LLP

We have served as the Company's auditor since 2003.

New York, New York

March 12, 2025